Exhibit 10.16

FORM OF

BALTIMORE COUNTY SAVINGS BANK, FSB

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

THIS SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT (the “Agreement”) is adopted this ______ day of ______ 200__, by and between BALTIMORE COUNTY SAVINGS BANK, FSB, a federally-chartered savings association located in Baltimore, Maryland (the “Bank”), and ______________ (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director, a selected member of the Bank’s Board of Directors who contributes materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes. The Bank will pay the benefits from its general assets.

The Bank and the Director agree as provided herein.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Accrual Balance” means the liability accrued by the Bank and reported in its financial statements, in accordance with Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Director under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported by the Bank to the Director on Schedule A.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 4.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Company” means BCSB Bancorp, Inc., or any holding company that becomes sole owner of the Bank.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Disability” means, if the Director is covered by a Bank-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Director is not covered by such a policy, Disability means the Director suffering a sickness, accident or injury, which, in the judgment of a physician who is satisfactory to the Bank, prevents the Director from performing substantially all of the Director’s normal duties for the Bank. As a condition to any Disability benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate and reasonable.

1.7	“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six percent. However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.8	“Early Termination” means the Termination of Service before Normal Retirement Age for reasons other than death, Disability, or Termination for Cause.

1.9	“Early Termination Date” means the month, day and year in which Early Termination occurs.

1.10	“Effective Date” means November 1, 2003.

1.11	“Normal Retirement Age” means the Director’s 70th birthday.

1.12	“Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Service.

1.13	“Plan Administrator” means the plan administrator described in Article 8.

1.14	“Plan Year” means each twelve-month period commencing on the Effective Date.

1.15	“Termination for Cause” has that meaning set forth in Article 5.

1.16	“Termination of Service” means that the Director ceases to be a member of the Bank’s Board of Directors for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank.

Article 2

Benefits During Lifetime

2.1	Normal Retirement Benefit. Upon Termination of Service on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Director the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Nine Thousand Dollars ($9,000).

2.1.2	Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director’s Normal Retirement Date. The annual benefit shall be paid to the Director for fifteen (15) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Director the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Benefit set forth on Schedule A for the Plan Year during which the Early Termination Date occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance and by converting the Accrual Balance at Early Termination to the benefit set forth in Section 2.2.2 by applying the Discount Rate.

2.2.2	Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director’s Normal Retirement Age. The annual benefit shall be paid to the Director for fifteen (15) years.

2.3	Disability Benefit. Upon Termination of Service due to Disability prior to Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is the Normal Retirement Benefit amount described in Section 2.1.1.

2.3.2	Payment of Benefit. The Bank shall pay the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following the Director’s Normal Retirement Age. The annual benefit shall be paid to the Director for fifteen (15) years.

Article 3

Death Benefits

3.1	Death During Active Service. If the Director dies while in the active service of the Bank as a Director, the Bank shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The annual benefit under this Section 3.1 is the Pre-Retirement Death Benefit set forth on Schedule A for the Plan Year during which the Director’s death occurs. This benefit is determined by vesting the Director in one hundred percent (100%) of the Accrual Balance.

3.1.2	Payment of Benefit. The Bank shall pay the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing with the month following the Director’s death. The annual benefit shall be paid to the Beneficiary for fifteen (15) years.

3.2	Death During Payment of a Benefit. If the Director dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

3.3	Death After Termination of Service But Before Payment of a Benefit Commences. If the Director is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Beneficiary that the Director was entitled to prior to death.

Article 4

Beneficiaries

4.1	Beneficiary Designation. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Director participates.

4.2	Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4	No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director’s estate.

4.5	Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Director and the Director’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank’s Board of Directors terminates the Director’s service for:

(a)	Gross negligence or gross neglect of duties to the Bank;

(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude;

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in a material adverse effect on the Bank; or

(d)	Issuance of an order for removal of the Director by the Bank’s banking regulators.

5.2	Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Director commits suicide within two years after the Effective Date. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on any application for life insurance owned by the Bank on the Director’s life.

5.3	Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, to the extent any payment or other benefit, either alone or together with payments or benefits under other arrangements, would create an excise tax under the excess parachute rules of Section 280G and Section 4999 of the Code, the Bank shall reduce the benefit paid under this Agreement to the maximum benefit that would not result in any such excise tax.

Article 6

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Director.

Article 7

Administration of Agreement

7.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Director may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

7.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

7.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

7.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

7.6	Annual Statement. The Plan Administrator shall provide to the Director, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 8

Miscellaneous

8.1	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2	No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain an employee of the Bank, nor does it interfere with the shareholder’s right to discharge the Director. It also does not require the Director to remain in the service of the Bank nor interfere with the Director’s right to terminate service at any time.

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4	Tax Withholding. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

8.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

8.6	Unfunded Arrangement. The Director and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Bank to which the Director and Beneficiary have no preferred or secured claim.

8.7	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

_____________________________

_____________________________

_____________________________

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement.

DIRECTOR:	BANK:

BALTIMORE COUNTY SAVINGS BANK, FSB

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